Exhibit 3.33

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COTTONWOOD TECHNOLOGY PARTNERS LP

This Certificate of Limited Partnership of Cottonwood Technology Partners LP is executed by the undersigned for the purpose of forming a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.

1.         The name of the limited partnership is Cottonwood Technology Partners LP.

2.         The address of the registered office of the limited liability company and the name of the registered agent for service of process of the limited liability company at such address are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.         The sole General Partner of the Partnership is Cottonwood Energy Company LP, Two Houston Center, 909 Fannin Street, Suite 2222, Houston, Texas 77010.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation this 27th day of November, 2000.

COTTONWOOD ENERGY COMPANY LP General Partner

By Cottonwood Generating Partners I LLC, Its General Partner

/s/ Christopher J. Colbert
By: Christopher J. Colbert
Its: Vice President

CERTIFICATE OF AMENDMENT

OF

COTTONWOOD TECHNOLOGY PARTNERS LP

1.             The name of the limited partnership is COTTONWOOD TECHNOLOGY PARTNERS LP.

2.             The Certificate of Limited Partnership is hereby amended as follows:

The new Registered Agent shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of COTTONWOOD TECHNOLOGY PARTNERS LP on this 10th day of May, 2008.

Cottonwood Technology Partners LP

By: Cottonwood Energy Company LP It’s General Partner

By: Cottonwood Technology Company LLC It’s General Partner

/s/ Jesse Gardner
Jesse Gardner, Authorized Person